Exhibit 4

MANAGEMENT PROXY CIRCULAR

GENERAL PROXY INFORMATION

This management proxy circular (the “Circular”) is furnished in connection with the solicitation of proxies by or on behalf of the management of TALISMAN ENERGY INC. (the “Company”) for use at the Annual and Special Meeting of Shareholders of the Company (the “Meeting”) to be held in the Imperial Ballroom of the Hyatt Regency Calgary Hotel, 700 Centre Street South, Calgary, Alberta, Canada, on Tuesday, May 6, 2003 at 11:00 a.m. (local time) and at any adjournment thereof, for the purposes set forth in the attached Notice of Meeting.

Solicitation of Proxies

Proxies in the enclosed form are solicited on behalf of the management of the Company.
Solicitation of proxies will be primarily by mail, but employees of the Company may also solicit proxies by telephone. Brokers, nominees or other persons holding shares of the Company in their names for others will be reimbursed for their reasonable charges and expenses in forwarding proxies and proxy material to non-registered shareholders. The Company has also retained an independent proxy solicitation agent, Valiant Trust Company, to assist in the solicitation of proxies for the Meeting, at a cost not to exceed $20,000. The Company will bear the cost of all proxy solicitations on behalf of management of the Company.

Registered and Non-Registered Shareholders

Shareholders of the Company are either registered or non-registered. Only a relatively small number of shareholders are registered. Registered shareholders hold shares of the Company (“Common Shares”) in their own names because they specifically requested that their names be registered on the records of the Company or purchased their Common Shares directly from the Company and not through an intermediary. (Intermediaries include, among others, banks, trust companies, securities dealers or brokers.) Most shareholders are non-registered because their Common Shares are registered in the name of either (a) an intermediary with whom the non-registered shareholder deals in respect of the Common Shares, or (b) a clearing agency (such as The Canadian Depository for Securities Limited) of which the intermediary is a participant.

Only registered shareholders or duly appointed proxyholders will be permitted to attend and vote at the Meeting. Non-registered shareholders may vote through a proxy or attend the Meeting to vote their own shares only if, before the Meeting, they communicate instructions to the intermediary or clearing agency that holds their Common Shares. Instructions for voting through a proxy, appointing a proxyholder and attending the Meeting to vote are set out in this Circular. Shareholders who have questions may call Valiant Trust Company toll-free at 1-866-313-1872 for further information.

A shareholder may receive multiple packages of Meeting materials if the shareholder holds Common Shares through more than one intermediary, or if the shareholder is both a registered shareholder and a non-registered shareholder for different shareholdings. Any such shareholder should repeat the steps to vote through a proxy, appoint a proxyholder or attend the Meeting, if desired, separately for each shareholding to ensure that all the shares from the various shareholdings are represented and voted at the Meeting.

Voting through a Proxy

Shareholders who are unable to be present at the Meeting may vote through the use of proxies. Shareholders should convey their voting instructions using one of the three voting methods available: (i) use of the form of proxy or voting instruction form to be returned by mail or delivery, (ii) use of the telephone voting procedure, or (iii) use of the Internet voting procedure. By conveying your voting instructions in one of the three ways, you can participate in the Meeting through the person or persons named on the voting instruction form or form of proxy.

If you do not indicate a voting preference for an item of business presented, your Common Shares will be voted FOR the election of directors named in this Circular, FOR the appointment of auditor, FOR the confirmation of the new By-Law No. 1 and FOR the amendments of the Company’s Employee Stock Option Plan and Director Stock Option Plan.

To convey voting instructions through any of the three methods available, a shareholder must locate the voting instruction form or form of proxy, one of which is included with the Circular in the package of Meeting materials sent to all shareholders. The voting instruction form is a white, computer scanable document with red squares marked “X” (the “voting instruction form”). It is sent to most non-registered shareholders. The form of proxy is a yellow form headed “Form of Proxy” (the “yellow form of proxy”). It is sent to all registered shareholders and a small number of non-registered shareholders.

Mail

A shareholder who elects to use the paper voting procedure should complete a voting instruction form or a yellow form of proxy. A yellow form of proxy may or may not contain a self-adhesive label containing a bar code and other information. If your package of Meeting materials contains a yellow form of proxy with a self-adhesive label, follow the instructions to affix the label to the yellow form of proxy. If the yellow form of proxy is already signed, do not sign it again. Complete the remainder of the voting instruction form or yellow form of proxy. Ensure that you date and sign the form at the bottom. Completed voting instruction forms should be returned to the relevant intermediary in the envelope provided and should be received by the cut-off date shown on the voting instruction form. Completed yellow forms of proxy should be returned in the envelope provided to the Company’s Transfer Agent and Registrar, Computershare Trust Company of Canada (“Computershare”), 100 University Avenue, Toronto, Ontario M5J 2Y1 no later than 4:30 p.m. (local time, Toronto, Ontario) May 2, 2003 or two business days preceding any adjournment of the Meeting.

Telephone or Internet

Shareholders may convey their voting instructions using a touch-tone telephone or the Internet. The relevant toll-free telephone number or website address is set out on the voting instruction form or yellow form of proxy. Follow the instructions given over the telephone or through the Internet to cast your vote. When instructed to enter a control number or holder account number and proxy access number, consult your voting instruction form or your yellow form of proxy. Votes conveyed by telephone or the Internet must be received no later than the cut-off time given on the voting instruction form or the yellow form of proxy.

Appointing a Proxyholder

Shareholders unable to attend the Meeting in person may participate and vote at the Meeting through a proxyholder. The persons named as proxyholders to represent shareholders at the Meeting, D.E. Powell and J.W. Buckee, are directors or officers of the Company. A shareholder has the right to appoint a person other than those named to represent such shareholder at the Meeting. A non-registered shareholder who would like to attend the Meeting to vote must appoint himself or herself proxyholder. To appoint a person other than D.E. Powell or J.W. Buckee proxyholder, strike out the names of D.E. Powell and J.W. Buckee on the voting instruction form or yellow form of proxy and write the name of the person you would like to appoint as your proxyholder in the blank space provided. You should notify any person you appoint as your proxyholder. That person need not be a shareholder of the Company.

Non-registered shareholders appointing a proxyholder using a voting instruction form should fill in the rest of the form indicating a vote “for”, “against”, or “withhold”, as the case may be, for each of the proposals listed, sign and date the form and return it to the relevant intermediary or clearing agency in the envelope provided by the cut-off time given on the form. No person will be admitted at the Meeting to vote by presenting a voting instruction form.

Shareholders appointing a proxyholder using a yellow form of proxy are encouraged to return the completed and signed form to Computershare Trust Company of Canada, 100 University Avenue, Toronto, Ontario M5J 2Y1, in the envelope provided by 4:30 p.m. (local time, Toronto, Ontario) May 2, 2003 or two business days preceding any adjournment of the Meeting; however, proxyholders named on a signed yellow form of proxy will be admitted at the Meeting to vote upon presentation of the yellow form of proxy.

Alternatively, any shareholder may use the Internet to appoint a proxyholder. To use this option, access the website address printed on the voting instruction form or yellow form of proxy and follow the instructions set out on the website. Refer to the control number or holder account number and proxy access number printed on the voting instruction form or yellow form of proxy when required to enter these numbers.

Attending the Meeting to Vote

Only registered shareholders or duly appointed proxyholders will be permitted to attend and vote at the Meeting. Non-registered shareholders will not be permitted to attend the Meeting to vote by presenting their voting instruction forms at the door. In order for non-registered shareholders to attend the Meeting to vote, they must carefully follow the instructions provided under the heading “Appointing a Proxyholder” in this Circular to appoint themselves proxyholders before the Meeting in order to be admitted at the Meeting to vote.

Shareholders who have questions may call Valiant Trust Company toll-free at 1-866-313-1872 for further information.

Discretionary Authority of Proxyholder

The enclosed voting instruction form or yellow form of proxy confers discretionary authority on the proxyholder in respect of amendments or variations to matters identified in the Notice of Meeting and other matters that may properly come before the Meeting or any adjournment thereof. As of the date of this Circular, the management of the Company is not aware of any such amendments, variations or other matters to be presented at the Meeting other than those identified in the Notice of Meeting; however, if any such matter is presented, the proxy will be voted in accordance with the best judgment of the proxyholder named in the form. Where a shareholder has not specifically appointed a person as proxyholder, a management nominee will be the proxyholder, and the proxy will be voted in accordance with the best judgment of the management nominee.

Revocation of Voting Instructions or Proxies

Shareholders may revoke their voting instructions or proxies as follows.

Voting instructions submitted by mail, telephone or through the Internet using a voting instruction form will be revoked if the relevant intermediary receives new voting instructions before the close of business on May 1, 2003, or three business days before any adjournment of the Meeting. After such time, non-registered shareholders should call Valiant Trust Company toll-free at 1-866-313-1872 for help to revoke voting instructions.

Proxies submitted by mail, telephone or through the Internet using a yellow form of proxy may be revoked by submitting a new proxy to Computershare before 4:30 p.m. (local time, Toronto, Ontario) May 2, 2003, or two business days before any adjournment of the Meeting. Alternatively, a shareholder who wishes to revoke a proxy may do so by depositing an instrument in writing addressed to the attention of the Corporate Secretary and executed by the shareholder or by the shareholder’s attorney authorized in writing. Such an instrument must be deposited at the registered office of the Company, located at Suite 3400, 888 Third Street S.W., Calgary, Alberta, T2P 5C5, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used. On the day of the Meeting or any adjournment thereof, a shareholder may revoke a proxy by depositing such an instrument in writing with the chairman of the Meeting; however, it will not be effective with respect to any matter on which a vote has already been cast.

In addition, a proxy may be revoked by any other manner permitted by law.

Voting Shares and Principal Holders Thereof

There were 129,107,609.6 Common Shares of the Company outstanding at March 4, 2003. Each Common Share is entitled to one vote on all matters to be voted upon at the Meeting.

To the knowledge of the directors or officers of the Company, there is no single shareholder who beneficially owns, directly or indirectly, or exercises control or direction over Common Shares carrying more than 10% of the voting rights attached to the Common Shares. Each of The Canadian Depository for Securities Limited and CEDE & Co. hold in excess of 10% of the Common Shares for the benefit of their participants.

Record Date

Only holders of Common Shares of record at the close of business on March 14, 2003 will be entitled to vote in respect of the matters to be voted upon at the Meeting, or any adjournment thereof.

BUSINESS OF THE MEETING

Election of Directors

The board of directors is elected annually and consists of such number as fixed from time to time by resolution of the directors, such number being not less than four and not more than 20. The number of directors to be elected at the Meeting is currently fixed at ten. Each elected director will hold office until the next annual meeting or until his or her successor is duly elected or appointed.

Management of the Company proposes to nominate for election as directors at the Meeting the persons listed in the following table. All proposed nominees have consented to be named in this Circular and to serve as directors if elected. Management has no reason to believe that any of the nominees will be unable to serve as directors but, should any nominee become unable to do so for any reason prior to the Meeting, the persons named in the enclosed form of proxy or voting instruction form, unless directed to withhold from voting, reserve the right to vote for other nominees at their discretion. To be effective, the resolution electing directors must be passed by a majority of the votes cast thereon by the shareholders at the Meeting.

Paul J. Hoenmans and David E. Powell, who have been directors of the Company since 1998, and who have now reached the Company’s mandatory retirement age, will not be standing for re-election to the board at the Meeting. It is proposed that Kevin S. Dunne and Robert G. Welty be nominated for election as directors for the first time at the Meeting. In addition, it is proposed that Charles W. Wilson, who was appointed a director of the Company on December 13, 2002, be nominated for election by shareholders as a director for the first time at the Meeting.

The following table sets forth information with respect to each of the nominees for election as a director, including all officer positions currently held with the Company and principal occupation or employment for the past five years or more. Each of the nominees has served as a director of the Company since the year he or she first became a director with the exception of Kevin S. Dunne and Robert G. Welty, who will be nominated for election as directors for the first time at the Meeting.

The board of directors has the following committees: the Executive Committee, the Audit Committee, the Management Succession and Compensation Committee, the Pension Funds Committee, and the Governance and Nominating Committee. For a description of the committees of the board of directors, see pages 79 to 82 of the Company’s 2002 Annual Report. Membership on the board committees is noted in the table below.

Name and Municipality of Residence	Year First Became Director of the Company	Present Principal Occupation or Employment (including all officer positions currently held with the Company) and Principal Occupation or Employment for the Past Five Years or More

Douglas D. Baldwin (2) (5) Calgary, Alberta	2001	Director of various corporations; from 1999 to 2001, President and Chief Executive Officer of TransCanada PipeLines Limited (pipeline and power company); from 1992 to 1998,

Senior Vice-President and Director of Imperial Oil Limited (natural resource company); from 1988 to 1992, President and Chief Executive Officer, Esso Resources Canada Limited (natural resource company)

James W. Buckee (1) (4) Calgary, Alberta	1992

President and Chief Executive Officer of Talisman Energy Inc.; prior to May 1993, President and Chief Operating Officer of the Company; prior to August 1991, Manager, Planning of BP Exploration Company Ltd. (natural resource company)

Kevin S. Dunne London, UK	—

Director of Talisman Energy Sweden AB. Until 2001, held various international senior and executive management positions with  BP plc (international integrated oil and gas company) including General Manager, Abu Dhabi Company for Onshore Oil Operations (ADCO), a BP joint venture; 1991 to 1994, Corporate Associate President, BP Indonesia; and 1990 to 1991, Corporate Head of Strategy for the BP Group based in London

Name and Municipality of Residence	Year First Became Director of the Company	Present Principal Occupation or Employment (including all officer positions currently held with the Company) and Principal Occupation or Employment for the Past Five Years or More

Al L. Flood, C.M. (1) (2) Thornhill, Ontario	2000

Director of various corporations; from June 1999 to March 2000, Chairman of the Executive Committee of Canadian Imperial Bank of Commerce (“CIBC”) (a Canadian chartered bank); prior to June 1999, Chairman and Chief Executive Officer of CIBC and held various positions in the domestic and international operations of CIBC

Dale G. Parker (2)(4) Vancouver, British Columbia	1993

Director of various corporations and public administration and financial institution advisor; prior to January 1998, President and Chief Executive Officer of Workers’ Compensation Board of British Columbia; prior to November 1994, President of White Spot Limited (food services company) and Executive Vice-President of Shato Holdings Ltd. (food processing and services and real estate company); prior to November 1993, Executive Vice-President and Chief Financial Officer of Shato Holdings Ltd.; prior to November 1992, Chairman and Chief Executive Officer of British Columbia Financial Institutions Commission (regulator of financial institutions)

Roland Priddle (1)(4)(5) Victoria, British Columbia	2000	Consultant to public and private sector entities on policy and regulatory issues in oil and gas; prior to 1998, Chairman, National Energy Board of Canada

Lawrence G. Tapp (3)(5) London, Ontario	2001

Dean of the Richard Ivey School of Business of the University of Western Ontario since 1995; from 1992 to 1995, Executive in Residence of the Faculty of Management and Adjunct Professor, University of Toronto; from 1985 to 1992, Vice Chairman, President and Chief Executive Officer of Lawson Mardon Group Limited (packaging conglomerate)

Stella M. Thompson (3) (4) Calgary, Alberta	1995

Principal of Governance West Inc. (a company providing consulting services relating to corporate governance); President of Stellar Energy Ltd. (energy and management consulting company); director of various corporations; prior to June 1991, Vice-President, Planning, Business Information & Systems of Petro-Canada Products (petroleum refining and marketing company)

Robert G. Welty Calgary, Alberta	—

Director and Chief Executive Officer of Sterling Resources Ltd. (oil  and gas exploration and development) since 1998; 1996 to 1997, President, Escondido Resources (International) Ltd. (oil and gas exploration); 1994 to 1995, President and Chief Executive Officer of Canadian Fracmaster Ltd. (oil field service); 1992 to 1994, President and Chief Executive Officer of Bow Valley Energy Inc. (oil and gas exploration and development); 1976 to 1988, President and Chief Executive Officer of Asamera Inc. (oil and gas exploration and development)

Name and Municipality of Residence	Year First Became Director of the Company	Present Principal Occupation or Employment (including all officer positions currently held with the Company) and Principal Occupation or Employment for the Past Five Years or More

Charles W. Wilson (6) Evergreen, Colorado	2002

Director of various corporations; from 1993 to 1999, President and Chief Executive Officer of Shell Canada (integrated oil and gas company); from 1988 to 1993, Executive Vice President US Downstream Oil and Chemical of Shell Oil US (integrated oil and gas company); prior to 1988, Vice President US Refining and Marketing of Shell Oil US and held various positions in the domestic and international natural resource operations of Shell

Notes:

(1)  Member of the Executive Committee

(2)  Member of the Audit Committee

(3)  Member of the Management Succession and Compensation Committee

(4)  Member of the Pension Funds Committee

(5)  Member of the Governance and Nominating Committee

(6)  Member of the Audit Committee effective March 4, 2003

Shareholdings of Directors and Officers

Information is given below with respect to the direct and indirect beneficial ownership of, or control or direction over, Common Shares of the Company (i) by each of the current directors and each nominee for election as director, (ii) by all current directors and all executive officers appointed by the board of directors as a group and (iii) by all nominees for election as director and all executive officers appointed by the board of directors as a group.

Name of Beneficial Owner	Common Shares Beneficially Owned(1)	Deferred Share Units(2)
Douglas D. Baldwin	2,500	863
James W. Buckee	51,553	N/A
Kevin S. Dunne	0	N/A
Al L. Flood	2,500	1,541
Paul J. Hoenmans(3)	3,800	2,699
Dale G. Parker	7,000	300
David E. Powell	2,099	4,069
Roland Priddle	1,500	1,647
Lawrence G. Tapp	2,500	0
Stella M. Thompson	2,500	636
Robert G. Welty	2,000	N/A
Charles W. Wilson	0	0
Total for all current directors and all executive officers appointed by the board of directors as a group	121,688	11,755
Total for all nominees for election as director and all executive officers appointed by the board of directors as a group	117,789(4)	N/A

Notes:

(1)       The information as to Common Shares beneficially owned, directly or indirectly, over which control or direction is exercised, not being within the knowledge of the Company, has been supplied by all current directors and nominees for director individually. The information is as of March 4, 2003.

(2)       For more information regarding Deferred Share Units, refer to “Remuneration of Directors” section of the Circular.

(3)       Mr. Hoenmans also owns US$5,000 principal amount of 9% Preferred Securities of the Company.

(4)       Represents 0.0913% of Common Shares of the Company outstanding at March 4, 2003.

Appointment of Auditor

Shareholders will be asked at the Meeting to pass a resolution reappointing Ernst & Young LLP, Chartered Accountants, as auditor of the Company, to hold office until the next annual meeting of shareholders. To be effective, the resolution must be passed by a majority of the votes cast thereon by the shareholders at the Meeting. Ernst & Young LLP or its predecessor has been auditor of the Company or its predecessor since 1982.

Confirmation of the new By-Law No. 1

At the Meeting, shareholders will be asked to vote on an ordinary resolution confirming the new By-Law No. 1, the full text of which is set forth as Schedule A to this Circular. The new By-Law No. 1 represents a revision, consolidation and replacement of the existing By-Law Nos. 1, 2 and 3.

The new By-Law No. 1 contains changes intended to conform the Company’s by-laws to recent amendments to the Canada Business Corporations Act and to simplify and consolidate the by-laws of the Company, thereby eliminating certain redundancies. Without limiting the foregoing, the changes are proposed in order to:

•                  Provide for the decision of questions at meetings of shareholders by a show of hands, unless a ballot is required;

•                  Permit the Company to hold meetings of shareholders by means of electronic communications facilities, if desired;

•                  Conform and clarify the provisions of the existing by-laws relating to the indemnification of directors, officers and other individuals;

•                  Clarify the provisions of the existing by-laws relating to directors’ and officers’ liability for certain acts;

•                  Permit the President, together with a Vice-President, to execute documents on behalf of the Company;

•                  Provide for the use of electronic documents, where permitted under the Canada Business Corporations Act; and

•                  Provide for the execution of documents on behalf of the Company using electronic signatures, if desired, and for the execution of documents in counterparts.

The new By-Law No. 1 was approved by the directors on March 4, 2003 and came into effect on that date. It will continue in effect if confirmed by the shareholders.

At the Meeting, shareholders will be asked to pass the following resolution:

BE IT RESOLVED THAT the new By-Law No. 1 set forth as Schedule A to the Company’s Management Proxy Circular dated March 4, 2003 is hereby confirmed.

To be effective, the resolution must be passed by a majority of the votes cast thereon by the shareholders at the Meeting. The board of directors unanimously recommends that shareholders vote in favour of this resolution. The persons designated in the enclosed form of proxy, unless instructed otherwise, intend to vote FOR the foregoing resolution.

Amendments to the Employee Stock Option Plan and Director Stock Option Plan

At the Meeting, shareholders will be asked to vote on three ordinary resolutions approving the amendments of the Company’s stock option plans described below. These amendments will introduce a cash payment alternative to be included both in existing options and in options to be granted in the future. The new cash payment feature is expected to overcome the dilutive effects of Talisman’s stock option program. Management believes that with the cash payment feature in place, current and future optionholders will elect the cash option and surrender their options without ever exercising them. This option structure provides a tax benefit for the Company and does not materially affect the tax liability of optionholders. From an accounting perspective, the Company will be required to recognize a liability and compensation expense for options granted with a cash payment feature. Shareholders are urged to carefully read all information that the Company is providing about this new cash payment feature with a view to approving the resolutions, all three of which must be approved for the Company to fully implement the proposed program.

Background

The Company has an Employee Stock Option Plan (the “Employee Plan”) which provides for the granting of options to purchase Common Shares to employees (including officers) of the Company or its subsidiaries. The Company also has a Director Stock Option Plan (the “Director Plan”) which provides for the granting of options to non-executive directors of the Company. Stock options are an integral aspect of the compensation and incentive program for employees and directors.

In accordance with policies of the Toronto Stock Exchange (the “TSX”), the number of Common Shares that may be issued pursuant to options granted under each of the Employee Plan and the Director Plan is limited to a fixed number. The number of Common Shares issuable under the Employee Plan has been periodically increased with the approval of shareholders as options have been granted and exercised over time, in order to allow the Company to continue to grant stock options to employees. As at February 28, 2003, 7,168,198 Common Shares were subject to outstanding options under the Employee Plan and 2,556,320 Common Shares remained available for new option grants. A new grant of options to all employees planned for mid-March 2003 is expected to use up approximately 2,300,000 of the Common Shares available for new option grants, leaving approximately 200,000 Common Shares available for future option grants.

Under the Director Plan, the number of Common Shares that may be subject to outstanding options to non-executive directors may not exceed 800,000 and the number of Common Shares for which options may be granted in any one year may not exceed 200,000. As at February 28, 2003, 170,000 Common Shares were subject to outstanding options granted to non-executive directors.

Options granted under the Employee Plan generally have a term of ten years and vest on the third anniversary from the date of initial grant. This rewards staff loyalty and long-term value growth. Historically, the Company has granted stock options under the Employee Plan to all its employees approximately every second year. On an annual basis, the Company has granted stock options to a limited number of executive officers, senior managers and certain employees in special circumstances. The total number of options granted under the Employee Plan was 1,060,710 in 2002, 2,251,828 in 2001 and 1,047,427 in 2000, representing approximately 0.79%, 1.66% and 0.76%, respectively, of the number of issued and outstanding Common Shares as of the beginning of each year.

Both the Employee Plan and the Director Plan provide that options granted thereunder may not be amended to reduce the purchase price to be paid upon exercise of options (the “strike price”), other than for anti-dilution purposes, without shareholder approval.

Cash Payment Feature

Talisman recognizes the need to strike the proper balance between having a long term compensation program for employees and directors to align their interests with those of shareholders and addressing shareholder concerns about dilution caused by the continual granting and exercising of options pursuant to a stock option program. To advance both goals, management of the Company has devised a strategy which it believes will substantially decrease, if not virtually eliminate, the number of new Common Shares issued pursuant to options. The Company proposes to provide optionholders, for both existing and future options, with the right to surrender vested options for cancellation in return for a direct cash payment from the Company, which would essentially be the same as the amount the optionholders would otherwise realize in exercising their options and immediately selling the Common Shares issued upon exercise. The implementation of this proposal requires shareholder approval.

The inclusion of this cash payment feature in options granted under the Employee and Director Plans will enable the Company to provide the same benefits to optionholders without increasing the outstanding Common Shares, to the extent that optionholders utilize this feature. The Company anticipates that optionholders will utilize this feature rather than exercising their options because the feature will allow optionholders to realize the value of their options through a much simplified procedure and without brokerage costs associated with the sale of the Common Shares acquired upon exercise of the options. Under current law, the tax liability for optionholders will be essentially the same.

The cash payment feature will provide shareholders with the additional benefit of increased transparency of the cost of employee and director compensation as well as a tax advantage to the Company, since cash payments made for options surrendered will be deductible by the Company as an employment expense for income tax purposes. Under Canadian accounting rules, the Company will be required to recognize a liability and compensation expense for options granted with a cash payment feature. The liability to be recorded by the Company will equal the intrinsic value of the options, which is determined by the amount the current market price exceeds the strike price. The intrinsic value of options is zero upon grant. The compensation expense for an accounting reporting period will equal the change in the intrinsic value of the options, such that, over the life of an option with a cash payment feature, the cumulative compensation expense recorded by the Company will equal the amount of money the Company will pay to the optionholder upon exercise of the cash payment feature.

Currently, no amount of compensation expense is required to be recognized in the financial statements for stock options granted to employees and directors that do not include a cash payment feature.

Management considered a wide range of alternative strategies before determining that the cash payment feature is the optimum solution to concurrently address shareholder concerns regarding the use of options and to advance competitive long-term incentive objectives. Compensation levels and components must be consistent with industry norms in order to attract and retain skilled personnel. Industry norms dictate that the Company provide a long-term compensation incentive, which is best realized by providing compensation linked to Common Share performance. If such compensation is not to involve issuing new Common Shares, it must involve, either directly or indirectly, cash compensation. Most forms of cash compensation are taxed as employment income in the hands of the employee or director; therefore, the Company would be required to increase compensation levels to achieve the same net incentive if it were to adopt some alternative form of cash compensation. Having considered a wide range of alternatives, management believes that including the proposed cash payment feature in existing and future options is the best solution to substantially reduce, if not virtually eliminate, shareholder dilution while maintaining industry norm compensation levels at a lower cost to the Company.

The board of directors has approved amendments to both the Employee Plan and the Director Plan, subject to shareholder approval, to specifically provide that options granted thereunder may give the optionholder the right to surrender the option for cancellation and receive a cash payment from the Company based on the amount by which the market price of the Common Shares at the time of surrender exceeds the strike price of the option.

The amendments to the Employee and Director Plans provide that the Common Shares subject to any option that is surrendered pursuant to the cash payment feature will be available for future options granted under the applicable plan, as is the case for options which expire or are cancelled without having been exercised. Since it is anticipated that most optionholders will utilize the cash payment feature, it is likely that, with an increase now in the number of Common Shares reserved under the Employee Plan, a steady state of options granted and surrendered will be reached, requiring no further increases in the number of Common Shares reserved for option grants.

If the shareholders approve the amendments to the plans, it is anticipated that future options granted under the Employee Plan and the Director Plan will contain this cash payment feature and that existing options will be amended to include the cash payment feature. If existing options are amended, at the time the amendments become effective the Company will record compensation expense and a liability equal to the intrinsic value of the options as determined on the effective date. The intrinsic value will be the amount by which the market price exceeds the strike price of the amended options. Based on a market price of $60/Common Share, the intrinsic value of all the outstanding stock options as at February 28, 2003 is approximately $105 million.

Summary of Reasons to Support the Cash Payment Feature

The board of directors recommends implementing this feature for six principal reasons:

1      The cash payment feature will substantially reduce, and will likely virtually eliminate, the dilution implied by existing unexercised options.

2      The cash payment feature will substantially reduce, and will likely virtually eliminate, the dilution implied by future grants of options.

3                 The cash payment feature will make the cost of the Company’s stock option program transparent, as the Company will recognize a liability and compensation expense for all options with a cash payment feature.

4      The Company will realize tax deductions for payments made pursuant to the feature.

5      Alternative long-term compensation incentive schemes involving cash payments would be more expensive for the Company.

6      Optionholders will no longer be required to pay broker fees to realize option value, and their tax liability will not be materially affected.

Increase in Number of Common Shares Issuable under the Employee Plan

In order for the option program with the proposed cash payment feature to be self-sustaining, a sufficient number of Common Shares must be reserved for issue pursuant to options under the Employee Plan. Management does not expect any significant number of such reserved Common Shares ever to be issued. Rather, an increased number of Common Shares reserved under the Employee Plan will allow the Company to grant options with a cash payment feature in quantities consistent with industry norms until the rate of options being surrendered for cash payments is sufficient to support subsequent option grants. An increase now in Common Shares reserved under the Employee Plan will allow for a steady state of options being granted and surrendered, such that the requirement for any further increase will be unlikely. Accordingly, the board of directors has approved an amendment to the Employee Plan to increase the number of Common Shares that may be issued pursuant to options granted thereunder by 2,300,000 Common Shares, subject to the approval of the shareholders.

The following table sets forth the number of Common Shares which may be subject to option grants under the Employee Plan, after the proposed amendment, as at February 28, 2003.

	Common Shares Subject to Outstanding Options	Common Shares Available for Future Option Grants	Maximum Common Shares Subject to and Available for Option rants
Currently Approved	7,168,198	2,556,320	9,724,518
Proposed Increase	—	2,300,000	2,300,000
Total	7,168,198	4,856,320	12,024,518
% of Outstanding Common Shares	5.55	3.76	9.31

•            The foregoing figures do not include Common Shares currently subject to outstanding options and Common Shares available for future option grants under the Director Plan. Including such Common Shares, the maximum number of Common Shares subject to option grants under both the Employee Plan and the Director Plan after the proposed increase would be 12,794,518 (9.91% of the outstanding Common Shares as of February 28, 2003).

•            As of the date of this Circular, a new option grant to all employees planned for March 2003 is expected to use up approximately 2,300,000 of the Common Shares available for new option grants, leaving approximately 200,000 Common Shares available for future option grants.

Cost to the Company and Shareholders

The Company understands that some shareholders and their advisors customarily assess corporate stock option programs through the use of models which attempt to quantify the cost of stock option plans. The Company believes that conventional models for valuing the cost of stock option plans do not take into consideration factors which are relevant to the Company’s proposal to implement the cash payment feature and increase the number of Common Shares reserved for issue under the Employee Plan (together, the “proposed program”). Shareholders are advised to ensure that any model-produced valuation they may consider to assess the cost of the proposed program properly takes into account all relevant factors. The following points outline the major weaknesses of conventional stock option plan valuation models:

1                  Conventional stock option plan valuation models attempt to quantify the cost of an option plan and compare that to a selected allowable cap. Under such models, the cost of an option plan is often influenced by the number of options that are outstanding at a given time (“overhang”). An easy conclusion to draw is that a company with a large overhang has granted an unacceptably large number of options in the past, and therefore that its stock option plan is unduly costly. Under the Employee and Director Plans, Talisman has a relatively large overhang at any given time. Based solely on this, shareholders should not conclude that the Employee and Director Plans are unduly costly. The reason for Talisman’s relatively large overhang primarily relates to the length of the vesting period and the term of the Company’s options. In contrast to options granted under a number of other plans that are short-term in their focus, Talisman options vest only after three years and expire ten years after they are granted. The Company believes that this vesting and expiry scheme is consistent with its objective of providing a long-term incentive to employees and directors. The result is that a large number of Company options, both vested and unvested, remain outstanding at any given time. Other companies that grant options with either a short period before vesting, a graduated vesting schedule or a shorter term often have a much smaller overhang. Simply comparing the relative overhangs of companies without also considering the relative vesting schedules and terms of their options leads to erroneous conclusions about the cost of option plans. Talisman’s relatively large overhang is not an indication that its Employee and Director Plans are unduly costly. In fact, historically Talisman’s option grant levels have been consistent with industry norms. What sets Talisman’s options apart from options of comparable companies is that Talisman options vest and expire later.

2                  A second way conventional stock option plan valuation models often attempt to quantify the cost of an option plan is by measuring the amount of dilution that will be caused by shares issued under the plan. Such a model cannot adequately recognize the impact of the inclusion of the cash payment feature Talisman proposes to attach to its options. Once this feature is implemented, future dilution of Common Shares implied by options both outstanding and to be granted in the future will be substantially reduced, if not virtually eliminated, because the Company expects that very few Common Shares will ever again be issued pursuant to options. The proposed program will result in a stable, long-term incentive compensation system, providing cash compensation based on increases in the Company’s share price. With the inclusion of the cash payment feature, the Employee and Director Plans should be regarded as a means the Company uses to deliver long-term incentive cash compensation for employees and directors.

3                  Conventional stock option plan valuation models measure the cost of an option plan before the impact of taxation; however, this does not provide a true measure of the final cost of an option plan. To be accurate, any such valuation must take the tax effect into account. In the case of Talisman’s proposed program, the after-tax cost is significantly lower than the cost measured before tax is accounted for. This is the case because, when the proposed program is implemented, the Company will be required to recognize compensation expense in the financial statements for stock options granted to employees and directors that include a cash payment feature. Under current Canadian tax law, the resulting tax deduction would be approximately 35% of cash payments made. This substantial tax saving for the Company should be taken into account when measuring the total cost of the proposed program to the Company; however, it will only be achieved if the cash payment feature is attached to options.

4                  The valuation of the cost of an option plan should not be considered in isolation from a company’s overall compensation program. Conventional stock option plan valuation models typically evaluate the cost of an option program without also considering the cost of cash compensation, bonuses and benefits received by employees and directors. Relatively high levels of any one element of compensation provided by a company may be offset by relatively low levels of another element of compensation. In the case of Talisman, the aggregate number of options historically granted, and thus the benefit to employees and directors, and the cost to the Company, is consistent with industry norms, based on information provided to it by independent compensation consultants. The Company continually monitors and assesses its compensation program and relies upon information provided by independent compensation consultants to ensure that its overall compensation package is sufficient to attract and retain the personnel required for its business while remaining within industry norms.

5                  Finally, in considering the cost of the Employee and Director Plans to the Company and whether or not to approve the proposed program, shareholders should consider all viable alternatives. If neither of the proposed amendments to the Employee Plan are approved, Talisman’s employee stock option program will come to an end in less than a year. The Company would then be required to replace this form of compensation with compensation under an alternative, cash-based program. Cash compensation paid under an alternative scheme would be taxed at a higher rate than cash paid pursuant to the proposed cash payment feature, which receives the same tax rate as capital gains. Consequently, the Company would be required to pay more cash to employees to provide the same net levels of compensation it currently pays. It is not in the shareholders’ best interests for the Company to pay such higher compensation amounts when a lower cost, alternative compensation program is possible.

Accordingly, the board of directors believes that, once all relevant factors are taken into consideration, the proposed program offers the lowest cost alternative available to shareholders. The board of directors recommends that shareholders vote in favour of all of the proposed resolutions relating to the Employee and Director Plans.

Shareholder Approval

Shareholders will be asked at the Meeting to pass the following three resolutions relating to the foregoing amendments:

BE IT RESOLVED THAT the amendment of the Company’s Employee Stock Option Plan to provide for a cash payment feature, as described in the Company’s Management Proxy Circular dated March 4, 2003, is hereby ratified and approved.

BE IT RESOLVED THAT the amendment of the Company’s Director Stock Option Plan to provide for a cash payment feature, as described in the Company’s Management Proxy Circular dated March 4, 2003, is hereby ratified and approved.

BE IT RESOLVED THAT the amendment of the Company’s Employee Stock Option Plan to increase by 2,300,000 Common Shares the maximum aggregate number of Common Shares of the Company that may be issued pursuant to options granted thereunder is hereby ratified and approved.

To be effective, each of the resolutions must be passed by a majority of the votes cast thereon by the shareholders at the Meeting.
The persons designated in the enclosed form of proxy, unless instructed otherwise, intend to vote FOR the foregoing resolutions.

INFORMATION RELATING TO THE COMPANY

Compensation of Directors and Executive Officers

Summary of Executive Compensation

Aggregate Compensation

During the financial year ended December 31, 2002, there were eight Executive Officers of the Company who received, in aggregate, cash remuneration of $5,546,193. For this purpose, “Executive Officers” means the President and Chief Executive Officer, and Executive Vice-Presidents in charge of a principal business unit or function of the Company or its subsidiaries. The aggregate value of all other remuneration furnished to the eight Executive Officers during the financial year was $151,498 comprised of the value of Company-supplied vehicles and parking, as well as memberships, financial counseling, service awards, and provincial health care premiums paid by the Company on behalf of the Executive Officers.

Individual Compensation

The following table sets forth all annual and long-term compensation of the individuals who were, at December 31, 2002, the Chief Executive Officer and the next four most highly compensated Executive Officers (collectively the “Named Executive Officers”), for the 2002, 2001 and 2000 financial years of the Company.

Table 1: Summary Compensation

		Annual Compensation				Long-term Compensation Awards
Name and Principal Position (1)	Year	Salary ($)	Bonus/ Variable Pay (2) ($)		Other Annual Compensation (3) ($)	Common Shares Under Option Grants (#)	All Other Compensation (4) ($)
President and Chief Executive Officer James W. Buckee	2002 2001 2000	945,500 809,334 737,500	681,000 566,600 663,800		— — —	110,000 90,000 100,000	78,355 76,261 66,211
Executive Vice-President, Frontier and International Operations T. Nigel D. Hares	2002 2001 2000	449,600 390,784 363,500	215,328 203,625 262,233	(5) (5) (5)	— — —	40,000 30,000 40,000	35,394 35,228 31,486
Executive Vice-President, North American Operations Robert W. Mitchell	2002 2001 2000	421,050 368,850 342,750	187,328 192,225 247,333	(5) (5) (5)	— — —	40,000 30,000 40,000	33,396 33,387 30,279
Executive Vice-President, Corporate and Legal, and Corporate Secretary M. Jacqueline Sheppard	2002 2001 2000	410,975 346,159 322,000	200,328 208,025 232,433	(5) (5) (5)	— — —	40,000 30,000 40,000	33,683 31,507 28,536

Executive Vice-President, Finance and Chief Financial Officer Michael D. McDonald	2002 2001 2000	366,800 296,211 259,750	185,328 165,925 187,633	(5) (5) (5)	— — —	40,000 30,000 40,000	29,369 26,722 23,719

(1)       In early 2003, the Company changed the titles of all its vice-presidents to better reflect the roles and responsibilities of their continuing offices.

(2)       Amounts listed are variable pay unless otherwise noted. Variable pay for 2002 is payable on April 1, 2003.

(3)       Perquisites and other personal benefits do not exceed the lesser of $50,000 and 10 percent of the total annual salary and bonus of the Named Executive Officers.

(4)       Includes the value of the Talisman Savings Plan contributions and life insurance premiums paid by Talisman on behalf of the Named Executive Officers.

(5)       Includes a non-pensionable Holiday bonus of $533.00 in 2000, $325.21 in 2001, and $327.86 in 2002.

Stock Option Program

The following table sets forth stock options granted under the Company’s Employee Stock Option Plan (the “Plan”) during the financial year ended December 31, 2002 to each of the Named Executive Officers. Further information as to the operation of the Plan is set forth under the Management Succession and Compensation Committee Report below.

Table 2: Option Grants During 2002

	Common Shares Under Options Granted (#) (1)	% of Total Options Granted to Employees in 2002	Exercise Price ($/Common Share)	Market Value of Common Shares on the Date of Grant (2) ($/Common Share)	Expiration Date

James W. Buckee	110,000	10.40%	$64.725	$64.725	March 12, 2012

T. Nigel D. Hares	40,000	3.80%	$64.725	$64.725	March 12, 2012

Robert W. Mitchell	40,000	3.80%	$64.725	$64.725	March 12, 2012

M. Jacqueline Sheppard	40,000	3.80%	$64.725	$64.725	March 12, 2012

Michael D. McDonald	40,000	3.80%	$64.725	$64.725	March 12, 2012

(1)       The options were granted on March 13, 2002 and vest three years from the date of grant.

(2)       Determined by calculating the mean of the high and low reported prices at which Common Shares were traded on the Toronto Stock Exchange (the “TSX”) on the day prior to the date of grant.

At December 31, 2002, 1,787,900 options to acquire Common Shares of the Company were held by individuals who were Executive Officers of the Company during 2002. Including the options described in Table 2, options to acquire a total of 390,000 Common Shares were granted during 2002 to eight Executive Officers at a weighted average price of $64.725.

The following table sets out the details of options exercised and the aggregate value realized by the particular Named Executive Officer during 2002 and, in addition, sets out the aggregate number of outstanding exercisable options owned by each of the Named Executive Officers, categorized as being either exercisable or unexercisable as at December 31, 2002, together with the value of such options at the end of the year.

Table 3: Aggregated Option Exercises During 2002 and Option Values

Name	Common Shares Acquired on Exercise	Aggregate Value Realized(1) ($)	Unexercised Options at December 31, 2002 (#)		Value of Unexercised in-the-Money Options at December 31, 2002(2) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James W. Buckee	65,000	3,388,413	326,000	300,000	7,508,375	1,862,500
T. Nigel D. Hares	45,000	1,749,751	73,650	110,000	1,619,831	745,000
Robert W. Mitchell	23,650	631,794	30,000	110,000	932,250	745,000
M. Jacqueline Sheppard	5,000	181,750	108,650	110,000	2,518,456	745,000
Michael D. McDonald	14,000	463,026	18,650	110,000	442,831	745,000

(1)       Calculated by subtracting from the selling price per share obtained on the TSX on the date of the exercise, the exercise price of the option and by multiplying that amount by the number of Common Shares under options exercised.

(2)       Calculated by subtracting from the closing price per share of the Company’s Common Shares on the TSX on December 31, 2002, the exercise price of the option and by multiplying that amount by the number of Common Shares under options owned. The closing trading price of the Company’s Common Shares on the TSX on December 31, 2002 was $56.85.

Defined Benefit Pension Plan

The Company provides all of the Named Executive Officers with retirement benefits through two plans, both of which are non-contributory defined benefits plans:

•                  a registered defined benefit plan called the Supplementary Pension Plan for Executives of Talisman (the “Supplementary Pension
Plan”), and

•                  a special pension agreement (the “Special Pension Agreement”) funded through a Retirement Compensation Arrangement. The Special Pension Agreement is a non-registered plan which provides pension payments that would otherwise be payable under the Supplementary Pension Plan but which exceed the prescribed maximum allowable under the Income Tax Act.

In addition to the Named Executive Officers listed in Table 1, three other Executive Officers participated in the Supplementary Pension Plan and Special Pension Agreement in 2002.

The Supplementary Pension Plan and Special Pension Agreement are non-contributory, defined benefit plans which provide for an annual accrual of 2% of the total of Best Average Earnings and Final Average Award. “Best Average Earnings” means the average of the best three years’ compensation (actual base pay for the three year period prior to January 1, 2003). “Final Average Award” means the average of the variable pay awarded during the four consecutive years prior to December 31, 2002.

Table 4 shows the estimated annual pension payments for participants in both the Supplementary Pension Plan and Special Pension Agreement. Table 5 shows the portion of the total estimated annual pension payments that are provided through the Supplementary Pension Plan.

Table 4: Annual Pension Payments to Participants in both the Supplementary Pension Plan and the Special Pension Agreement

Remuneration(1)	Years of Service
	15	20	25	30	35
$350,000	105,000	140,000	175,000	210,000	245,000
400,000	120,000	160,000	200,000	240,000	280,000
450,000	135,000	180,000	225,000	270,000	315,000
500,000	150,000	200,000	250,000	300,000	350,000
550,000	165,000	220,000	275,000	330,000	385,000
600,000	180,000	240,000	300,000	360,000	420,000
650,000	195,000	260,000	325,000	390,000	455,000
700,000	210,000	280,000	350,000	420,000	490,000
750,000	225,000	300,000	375,000	450,000	525,000
800,000	240,000	320,000	400,000	480,000	560,000
850,000	255,000	340,000	425,000	510,000	595,000
900,000	270,000	360,000	450,000	540,000	630,000
950,000	285,000	380,000	475,000	570,000	665,000
1,000,000	300,000	400,000	500,000	600,000	700,000
1,050,000	315,000	420,000	525,000	630,000	735,000
1,100,000	330,000	440,000	550,000	660,000	770,000
1,150,000	345,000	460,000	575,000	690,000	805,000
1,200,000	360,000	480,000	600,000	720,000	840,000
1,250,000	375,000	500,000	625,000	750,000	875,000
1,300,000	390,000	520,000	650,000	780,000	910,000
1,350,000	405,000	540,000	675,000	810,000	945,000
1,400,000	420,000	560,000	700,000	840,000	980,000
1,450,000	435,000	580,000	725,000	870,000	1,015,000
1,500,000	450,000	600,000	750,000	900,000	1,050,000
1,550,000	465,000	620,000	775,000	930,000	1,085,000
1,600,000	480,000	640,000	800,000	960,000	1,120,000

(1)       Includes Best Average Earnings plus Final Average Award.

Years of service credited in the Supplementary Pension Plan and Special Pension Agreement where applicable, as at December 31, 2002, are as follows: James W. Buckee — 25.58; Robert W. Mitchell — 27.00; T. Nigel D. Hares — 8.33; M. Jacqueline Sheppard — 9.33; and Michael D. McDonald — 5.00. Years of service credited on normal retirement at age 65 would be as follows: James W. Buckee — 33.92; Robert W. Mitchell — 34.16; T. Nigel D. Hares — 21.33; M. Jacqueline Sheppard — 27.42; and Michael D. McDonald — 18.75.

James W. Buckee’s pension payable from the Supplementary Pension Plan and Special Pension Agreement will be reduced by the pension formula applicable to and an amount payable by a previous employer for the period May 1977 to June 1992. Michael D. McDonald has been granted a pension enhancement recognizing the difference between employee and Supplemental Pension Plan benefits for the period prior to his enrollment in the Supplemental Pension Plan in January 1998. Pensions payable are in the form of a life annuity, with a 60% survivor benefit provided to the surviving spouse in the event of death of the Named Executive Officer. The benefits listed above are not subject to any offsets such as Canada Pension Plan or Old Age Security.

Table 5: Annual Pension Payments to Participants from the Supplementary Pension Plan

Remuneration (1)	Years of Service
	15	20	25	30	35
$350,000 — $1,600,000	$25,833	$34,444	$43,056	$51,667	$60,278

(1) Includes Best Average Earnings plus Final Average Award.

Employment Contracts and Termination of Employment Arrangements

At December 31, 2002, the Company had employment contracts in place for all Executive Vice-Presidents of the Company. The contracts provide for the payment of two years’ compensation (including base salary plus target variable pay, plus benefits) in the event of a change in control of the Company. An employment contract with the President and Chief Executive Officer provides for two and one half years’ compensation (including base salary plus target variable pay, plus benefits) in the event of a change in control of the Company.

The Company’s Stock Option Plan also allows for the full vesting of all unvested options for all optionees in the event of a change in control.

Composition and Role of the Management Succession and Compensation Committee

The Company’s executive compensation program is administered by the Management Succession and Compensation Committee (the “Compensation Committee”) of the board of directors. The Compensation Committee has, as part of its mandate, responsibility for the remuneration of the Executive Officers of the Company. The Compensation Committee also evaluates the performance of the Company’s Executive Officers and reviews the design and competitiveness of the Company’s incentive compensation programs. During 2002, the members of the Compensation Committee were: Paul J. Hoenmans, David E. Powell, Lawrence G. Tapp and Stella M. Thompson. None of the members of the Compensation Committee is, or has ever been, an officer or an employee of the Company or any of its subsidiaries. The Compensation Committee meets at least twice annually or more often as needed. The Compensation Committee met five times in 2002.

Management Succession and Compensation Committee Report

Introduction and Objectives

The compensation philosophy of the Company is to reward employees, including the Chief Executive Officer and all Executive Officers, commensurate with personal achievements and the success of the Company. In doing so, all salaried employees place an element of compensation at risk. This provides the Company with flexibility and the individual with incentive to out-perform expectations. The objectives of the compensation program are to attract, retain and motivate high-quality staff and to provide a sense of proprietorship.

Compensation Program Design

Total compensation for all salaried staff including the Chief Executive Officer and all Executive Officers consists of four elements: base pay, variable pay (both of which are paid in cash), long-term incentives and benefits. Variable pay is an integral element of compensation necessary to keep an individual’s total compensation at a competitive level. The levels of variable pay (as a percentage of actual base earnings) are as follows:

Position	2002 Variable Pay Target	2002 Variable Pay Range
President and Chief Executive Officer	80%	0-160%
Other Executive Officers	50%	0-100%

The combination of base pay and variable pay targets is referred to as “target total cash compensation” and is the basis on which market competitiveness is evaluated. For 2002, target total cash compensation was aimed at the top quartile of a comparable group of select senior oil and gas producers.

The compensation system is designed to ensure that total cash compensation received by the Chief Executive Officer and Executive Officers, as with all salaried staff, will be significantly higher than comparable positions in comparable companies when the Company performs well, and significantly lower than the market total cash compensation if the Company under-performs. The weighting of corporate financial and operational objectives versus individual leadership and strategic objectives in determining variable pay is split 70/30 for the Chief Executive Officer and 50/50 for the Executive Officers. Corporate objectives relate to factors including, but not limited to, cash flow per share, income, reserves, production volumes, capital expenditures, per barrel of oil equivalent costs (finding and development, operating and general and administrative), share price appreciation relative to select senior oil and gas producers, as well as health, safety and environmental performance. Measurable and defined objectives are set annually to address these standards and other strategic initiatives. The Compensation Committee also applies a subjective analysis of strategic leadership issues in determining final total cash compensation. Variable pay owing in respect of the current year is paid in a lump sum in April of the following year after a full assessment of individual and corporate results.

The long-term incentive program is comprised of stock options granted annually by the Compensation Committee to the Named Executive Officers as shown in Tables 2 and 3 and other employees. The program only has value to the extent that additional shareholder value is created over time. Stock options are viewed as an important aspect of total compensation for senior staff, serving to align the interest of executives with those of the shareholders. Option grants increase with the employee’s level in the Company.

Options are granted at the market value of the Common Shares on the day prior to the date of the grant and in a number that is at or above the median value of long-term incentives provided by upstream oil and gas industry companies, as reported through independent consulting surveys which are reviewed prior to grant. Option grants can be increased to respond to specific corporate or individual circumstances as a means of increasing incentive. Options normally vest after three years and expire if not exercised within ten years of issuance.

In addition to base pay, variable pay and stock options, various perquisites and other benefits are provided on a market competitive basis. Executive Officers are also eligible to receive non-pensionable performance bonuses. These bonuses are usually project-related and acknowledge extraordinary achievements. No such bonuses were paid in 2002.

2002 Executive Compensation

Total compensation of the Named Executive Officers was reviewed at the Compensation Committee meeting in March 2002. The Compensation Committee approved market adjustments to base salaries for Named Executive Officers at that time, following a review of the peer group of companies used to establish compensation levels for the executive group. This peer group consists of oil and gas companies of similar size and with similar international challenges as Talisman. This international comparator group reflects the combined domestic and international scope of responsibilities at the executive level and the broader geographic employment market. Variable pay targets increased, effective January 1, 2002, to 80% for the Chief Executive Officer and 50% for the Named Executive Officers to align current competitiveness on a target total cash basis.

In determining the 2002 variable pay for all Executive Officers, the Compensation Committee reviewed 2002 corporate performance against targets previously set out for financial and operational measures outlined under the heading “Compensation Program Design”.
The Compensation Committee also reviewed the individual performance of all Executive Officers in 2002 against their individual financial, operational, strategic and leadership targets established on January 1, 2002, which are a subset of the corporate performance targets. Based on these detailed reviews, variable payouts for 2002 performance were approved, as shown in Table 1 and will be paid on April 1, 2003. These payouts are below target, reflecting a year of substantial financial success, tempered by some operational short-falls.

Submitted by the Management Succession and Compensation Committee of the board of directors of Talisman Energy Inc.

Paul J. Hoenmans, Chairman

David E. Powell

Lawrence G. Tapp

Stella M. Thompson

Performance Graph

The following graph shows the performance of Common Shares relative to the S&P/TSX Composite, the TSX Oil and Gas Producers and the S&P 500 Oil and Gas Exploration and Production indices from the period December 31, 1997 to December 31, 2002.

$100 Investment In Base Period	At December 31						Annual Average Return
	1997	1998	1999	2000	2001	2002
Talisman Common Stock (1)	100	61.60	84.34	127.20	139.69	132.54	5.80%
TSX Oil and Gas Producers	100	69.59	85.26	124.89	128.22	150.09	8.46%
Total Return Index (2)
S&P/TSX Composite	100	98.42	129.63	139.23	121.73	106.59	1.28%
Total Return Index (3)
S&P 500 — Oil & Gas E & P	100	68.20	81.40	129.54	102.34	100.84	0.17%
Total Return Index

(1)       Assumes dividends are reinvested

(2)       Formerly the TSE Oil and Gas Producers Total Return Index

(3)       Formerly the TSE 300 Composite Total Return Index

Remuneration of Directors

For the year ended December 31, 2002, each non-employee director of the Company, other than the Chairman of the Board, was paid an annual fee of $27,000. The Chairman of the Board received an annual fee of $150,000, and was provided company paid office space and reimbursement of related office expenses. Each director also received an attendance fee of $1,500 for each regular meeting of the board of directors attended. In addition, each committee member was paid an annual fee of $3,200 for each regular committee on which he or she served ($6,700 for the chairman of a committee) and an attendance fee of $1,200 for each committee meeting attended. Each director also received a fee of $600 for each special board and committee meeting held. Directors residing outside of Canada receive the same nominal fees described above, but in U.S. funds.

The Company adopted a Deferred Share Unit Plan for non-employee directors (the “DSU Plan”) effective January 1, 2001. Under the DSU Plan, non-employee directors of the Company may elect, on an annual basis, to receive all or part of their compensation in the form of deferred share units. The purpose of the DSU Plan is to provide an opportunity for increased share ownership among directors in support of aligning corporate governance with shareholder interests. Under the DSU Plan, deferred share units are allocated to a notional account on a quarterly basis by dividing the amount of compensation that the director has elected to receive in deferred share units by the market value of the Company’s Common Shares. A participant in the DSU Plan is not entitled to the benefit of the value of his or her DSU Plan account until such time as the participant ceases to be a director of the Company. No shares are issued under this plan. In 2002, seven non-employee directors participated in the DSU Plan.

Non-employee directors are eligible to participate in the Director Stock Option Plan, implemented in 1998. Between 1993 and 1998, directors were eligible to participate in the Employee Stock Option Plan. During 2002, each director received 5,000 options, at a weighted average price of $64.725. Options are fully vested after three years and expire if not exercised within ten years of issuance.

In addition, directors are reimbursed for their Company-related travel expenses. Directors who were full-time salaried employees of the Company received no remuneration for serving as directors of the Company.

Indebtedness of Directors and Officers

No director, proposed nominee for director or officer, or any of their associates, is or has been indebted to the Company at any time since December 31, 2001.

Directors’ and Officers’ Liability Insurance

The Company carries directors’ and officers’ liability insurance to a maximum of US$50,000,000 per claim, subject to an aggregate annual limit of US$50,000,000 for all directors and officers. This policy covers all directors and officers of the Company and its subsidiaries. There is no deductible applicable to the policy. The premium payable by the Company for the year January 1, 2003 to January 1, 2004 is US$200,000. Neither directors nor officers will pay any portion of the premium. The Company and its directors and officers will be indemnified under this policy for any insured payments or liabilities arising out of claims made against directors and officers.

Proposals by Shareholders

A shareholder intending to submit a proposal at an annual meeting must comply with applicable provisions of the Canada Business Corporations Act. The Company will include a shareholder proposal in management’s proxy circular prepared in connection with the annual meeting of shareholders in 2004 provided that such a proposal is received by the Corporate Secretary in the Company’s principal executive office on or before December 5, 2003 and provided that such a proposal is required by the applicable terms of the Canada Business Corporations Act to be included in the Company’s management proxy circular.

Additional Information

Copies of this Circular, the Annual Report which contains the comparative audited consolidated financial statements of the Company, any interim financial statements of the Company subsequent to those statements contained in the Annual Report, and the Company’s Annual Information Form for the fiscal year ended December 31, 2002, as filed with Canadian securities commissions and with the United States Securities and Exchange Commission under Form 40-F, may be obtained without charge by contacting the Investor Relations Department, Talisman Energy Inc., Suite 3400, 888 Third Street S.W., Calgary, Alberta, T2P 5C5, or by E-Mail at tlm@talisman-energy.com.

Directors’ Approval

The contents and the sending of this Circular have been approved by the directors of the Company.

M. Jacqueline Sheppard

Corporate Secretary

March 4, 2003

SCHEDULE A

BY-LAW NO. 1

A By-law Relating Generally to the transaction of the Business and Affairs of Talisman Energy Inc.

PART 1

INTERPRETATION

1.1                               Definitions

In this by-law, unless the context otherwise requires:

(a)                                  “Act” means the Canada Business Corporations Act, Revised Statutes of Canada, 1985, chapter C-44, as amended from time to time and any Act that may be substituted therefor, including the regulations under the Act, as amended from time to time;

(b)                                 “articles” means the articles of the Corporation as from time to time amended or restated;

(c)                                  “board” means the board of directors of the Corporation;

(d)                                 “by-laws” means this by-law and all other by-laws of the Corporation from time to time in force and effect;

(e)                                  “Corporation” means Talisman Energy Inc.; and

(f)                                    “meeting of shareholders” means and includes an annual meeting of shareholders and a special meeting of shareholders.

Except as otherwise noted, terms, words and expressions used herein, unless otherwise defined herein, or the context otherwise requires, shall have the same meaning herein as defined in the Act.

1.2                               Number and Gender

Words importing the singular number include the plural and vice versa.  Words importing any gender include any other gender.  Words importing persons include individuals, partnerships, associations, bodies corporate, trustees, executors, administrators and legal representatives and any number or aggregate of persons.

1.3                               Conflict with the Act or the Articles

To the extent of any conflict between the provisions of the by-laws and the provisions of the Act or the articles, the provisions of the Act or the articles shall govern.

1.4                               Invalidity of any Provision of this By-Law

The invalidity or unenforceability of any provision of this by-law shall not affect the validity or enforceability of the remaining provisions of this by-law.

PART 2

BUSINESS OF THE CORPORATION

2.1                               Corporate Seal

The Corporation shall have a corporate seal which shall bear the name of the Corporation and shall otherwise be as the board may from time to time determine.

2.2                               Financial Year

The financial year of the Corporation shall end on the 31st day of December unless and until changed by the board.

2.3                               Execution of Instruments

Documents requiring execution by the Corporation may be signed, either manually or by facsimile or electronic signature by two separate individual persons:

(a)                                  one of which shall be the Chief Executive Officer, the President, a Vice-President, the Corporate Secretary or a director; and

(b)                                 the other which shall hold any of the positions set forth in paragraph (a) or shall be an Assistant Corporate Secretary.

All documents so signed shall be binding upon the Corporation without any further authorization or formality.  Notwithstanding the foregoing, the board is authorized from time to time by resolution to appoint, either generally or pursuant to a power of attorney, any person or persons on behalf of the Corporation to sign and deliver documents manually or by facsimile or electronic signature all as permitted by the Act and any such documents contemplated by such resolution or power of attorney shall be executed only as contemplated by that resolution.  Subject to the Act, wherever a document is required to be created in writing, that requirement is satisfied by the creation of an electronic document with electronic signatures.  The term “documents” as used in this by-law shall include contracts, cheques, drafts or orders for the payment of money, guarantees, notes, acceptances and bills of exchange, deeds, mortgages, hypothecs, charges, conveyances, agreements, written resolutions, proxies, releases, receipts and discharges for the payment of money or other obligations, transfers and assignments of property of all kinds, real or personal, moveable or immovable, including specifically but without limitation, transfers and assignments of shares, stocks, warrants, bonds, debentures or other securities and all other paper writings or electronic writings as permitted by the Act.

2.4                               Interest of Directors and Officers Generally in Contracts

No director or officer shall be disqualified by his office from contracting with the Corporation nor shall any contract or transaction entered into by or on behalf of the Corporation with any director or officer or in which any director or officer is in any way interested be liable to be rendered invalid nor shall any director or officer so contracting or being so interested be accountable to the Corporation or its shareholders for any profit realized from the contract or transaction because of the director’s or officer’s interest in the contract or transaction or because the director was present or counted to determine whether a quorum existed at the meeting of directors or committee of directors that considered the contract or transaction, provided that the director or officer shall have complied with the provisions of the Act.

PART 3

MEETINGS OF SHAREHOLDERS

3.1                               Persons Entitled to be Present

The only persons entitled to attend a meeting of shareholders shall be those entitled to vote thereat and such others who, although not entitled to vote thereat, are entitled or required to attend under the articles or the Act.  Any other person may be permitted to attend a meeting of shareholders by the Chairman of the meeting or with the consent of the meeting.

3.2                               Chairman of Meetings of Shareholders

The Chairman of the board, if any, shall preside as Chairman at all meetings of the shareholders of the Corporation.  In the absence of the Chairman, or in the case of his inability or refusal to act as the Chairman of any meetings of the shareholders of the Corporation, the first mentioned of such of the following officers as have been appointed and who is present at the meeting shall act as Chairman of the meeting: the Vice-Chairman, the Chief Executive Officer or the President.  In the event that all of the Chairman, Vice-Chairman, Chief Executive Officer or President are absent, or are unable or refuse to act as Chairman, the persons who are present and entitled to vote at the meeting shall choose another director as Chairman of the meeting and if no director is present or if all of the directors present decline to take the chair then the persons who are present and entitled to vote shall choose one of their number to be Chairman.

3.3                               Secretary of Meetings of Shareholders

The Corporate Secretary, or in the absence of the Corporate Secretary, an Assistant Corporate Secretary, shall attend any meetings of shareholders and record the proceedings thereof and all matters transacted and dealt with thereat, and shall prepare and keep minutes of all such meetings and record all votes and the minutes of all proceedings in a book or books to be kept for that purpose.  The Corporate Secretary or an Assistant Corporate Secretary shall give or cause to be given notice of all meetings of shareholders and shall perform such other duties as may be prescribed by the board.

3.4                               Meetings by Electronic or Other Means

If the directors of the Corporation call a meeting of shareholders pursuant to the Act, the directors may determine that the meeting shall be held in whole or in part by means of a telephonic, electronic or other communication facility including, without limitation, teleconferencing, video conferencing, computer link, webcasting or other similar means that permit all participants to communicate adequately with each other during the meeting.

3.5                               Participation in Meetings by Electronic Means

Any person entitled to attend a meeting of shareholders shall be entitled to participate in the meeting by means of a telephonic, electronic or other communication facility including, without limitation, teleconferencing, video conferencing, computer link, webcasting and other similar means, if the Corporation has made available such communication facilities and provided that the Chairman of the meeting is satisfied that all participants will be able to communicate adequately with each other during the meeting.

3.6                               Quorum

A quorum of shareholders is present at a meeting of shareholders, irrespective of the number of persons actually present at the meeting, if at least two persons are present in person or represented by proxy who are entitled to vote issued shares of the Corporation representing, in the aggregate, not less than twenty per cent of the votes entitled to be cast at the meeting.

3.7                               Votes to Govern

At any meeting of shareholders every question shall, unless otherwise required by the articles or the Act, be determined by a majority of the votes cast on the question.

3.8                               Voting

Subject to the Act, any question at a meeting of shareholders shall be decided by a show of hands, or if the Corporation has made available such communication facilities, by signifying by telephonic, electronic or other means of communication, or by a combination thereof, except where a ballot thereon is required by the Chairman or demanded by any person entitled to vote at the meeting.  Upon a show of hands or by signifying by telephonic, electronic or other means of communication or by a combination thereof, every person who is present and entitled to vote shall have one vote.

3.9                               Ballots

On any question proposed for consideration at a meeting of shareholders, and whether or not a vote by either a show of hands or by signifying by telephonic, electronic or other means of communication or by a combination thereof has been taken thereon, the Chairman may require a ballot or any person who is present and entitled to vote on such question at the meeting may demand a ballot.  A ballot so required or demanded shall be taken in such manner as the Chairman shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present in person, by telephonic, electronic or other means of communication or by a combination thereof, and entitled to vote, shall be entitled, in respect of the shares which such person is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

PART 4

MEETINGS OF DIRECTORS

4.1                               Calling and Notice of Meetings

Meetings of the board shall be held at such time and place and on such day as the Chairman of the board, the Chief Executive Officer, the President who is also a director, or an Executive Vice-President who is also a director, or any two directors may determine.  Notice of meetings of the board shall be given to each director not less than forty-eight hours before the time when the meeting is to be held, unless otherwise waived in accordance with the Act, and may be delivered personally or may be given by mail, facsimile or other electronic means of communication. Each newly elected board may, without notice, hold its first meeting immediately following the meeting of shareholders at which such board was elected.

4.2                               Chairman of Meetings of Directors

The Chairman of the board, if any, shall preside as Chairman at all meetings of the board.  In the absence of the Chairman, or in the case of his inability or refusal to act as the Chairman of any meetings of the board, the first mentioned of such of the following officers as have been appointed and who is a director and is present at the meeting shall act as Chairman of the meeting: the Vice-Chairman, the Chief Executive Officer or the President.  In the event that all of the Chairman, Vice-Chairman, Chief Executive Officer and President are absent, or are unable or refuse to act as Chairman, the directors who are present shall choose another director as Chairman of the meeting.

4.3                               Secretary of Meetings of Directors

The Corporate Secretary, or in the absence of the Corporate Secretary, an Assistant Corporate Secretary, shall attend any meetings of the board and record the proceedings thereof and all matters transacted and dealt with thereat, and shall prepare and keep minutes of all such meetings and record all votes and the minutes of all proceedings in a book or books to be kept for that purpose, and shall perform like duties for any committee when required.  The Corporate Secretary or an Assistant Corporate Secretary shall give or cause to be given notice of all meetings of the board and shall perform such other duties as may be prescribed by the board.

4.4                               Meetings by Electronic or Other Means

Subject to the Act, a director may participate in a meeting of directors or of a committee of directors, by means of telephone, electronic or other communications facilities that permit all persons participating in the meeting to adequately communicate with each other during the meeting.

4.5                               Quorum

Subject to any requirements under the Act requiring resident Canadian directors to be present at any meeting of the board, five of the directors then in office and in attendance shall constitute a quorum for the transaction of business at any meeting of the board.

4.6                               Votes to Govern

All board matters requiring a resolution of the directors shall be decided by a majority of the votes cast on the question.  In case of an equality of votes, the Chairman of the meeting shall be entitled to a second or casting vote.

PART 5

OFFICERS

5.1                               Appointment, Powers and Duties

The board may appoint such officers as it deems appropriate from time to time. Every officer shall have such powers and duties as the board may prescribe from time to time, as permitted by the Act.

5.2                               Remuneration

The remuneration of any officers appointed by the board may be determined from time to time by the board or by any committee of the board established for that purpose.  In the absence of any such determination, the remuneration of officers appointed by the board shall be determined from time to time by either of the Chief Executive Officer or the President.

PART 6

INDEMNIFICATION

6.1                               Indemnity and Insurance

Subject to the limitations contained in the Act, but without limit to the right of the Corporation to indemnify any person under the Act or otherwise, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or another individual who acts or acted at the Corporation’s request as a director or officer of another entity to the fullest extent permitted by the Act or otherwise by law.  The rights of any person to indemnification granted by the Act or this by-law are not exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors, at law or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and will enure to the benefit of the heirs and legal representatives of that person. Subject to the limitations contained in the Act, the Corporation may purchase, maintain or participate in such insurance for the benefit of such persons referred to in this section as the board may from time to time determine.

PART 7

NOTICES

7.1                               Method of Giving Notices

Any notice (which term includes any communication or contract document or instrument in writing, or electronic document) to be given (which term includes sent, delivered or served) pursuant to the Act, the regulations thereunder, the articles, the by-laws or otherwise to a shareholder, director, officer, auditor or member of a committee of the board shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to the person’s record address or if mailed to such person at such record address by prepaid mail or if sent to such person at such record address by any means of prepaid transmitted or recorded communication, or if provided in the form of an electronic document so long as the shareholder, director, officer, auditor or member of a committee of the board (collectively, the “addressee”) has consented, pursuant to the Act, to receive the notice in such form.

7.2                               Notice to Joint Shareholders

If two or more persons are registered as joint holders of any share, any notice may be addressed to all such joint holders, but notice addressed to one of such persons shall be sufficient notice to all of them.

7.3                               Omissions and Errors in Notices

The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

7.4                               Persons Entitled by Death or Operation of Law

Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom such person derives title to such share prior to the name and address of such person being entered on the securities register (whether such notice was given before or after the happening of the event upon which he became so entitled) and prior to such person furnishing to the Corporation the proof of authority or evidence of entitlement prescribed by the Act.

PART 8

EFFECTIVE DATE AND REPEAL

8.1                               Effective Date

This by-law shall come into force when made by the board in accordance with the Act.

8.2                               Repeal

All previous by-laws of the Corporation are repealed as of the coming into force of this by-law. Such repeal shall not affect the previous operation of any by-law so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under or the validity of any contract or agreement made pursuant to any such by-law prior to its repeal. All directors, officers and persons acting under any by-law so repealed shall continue to act as if appointed under the provisions of this by-law and all resolutions of the shareholders or the board with continuing effect passed under any repealed by-law shall continue to be valid except to the extent inconsistent with this by-law and until amended or repealed.